Exhibit 99.3

SITA Laboratories, Inc.

Unaudited Condensed Financial Statements

September 30, 2017 (Unaudited) and September 30, 2018 (Unaudited)

SITA LABORATORIES, INC.

Unaudited Condensed Financial Statements

Table of Contents

Page
Unaudited Condensed Financial Statements
Balance Sheets	1
Statements of Earnings	2
Statements of Cash Flows	3
Notes to Financial Statements	4

SITA LABORATORIES, INC.

Unaudited Condensed Balance Sheets

	Unaudited December 31, 2017	Unaudited September 30, 2018
Assets
Current assets:
Cash	$197,391	$146,654
Accounts receivable, net	265,690	131,266
Unbilled accounts receivable	655,075	752,622
Prepaid expenses and other	13,435	60,054
Total current assets	1,131,591	1,090,596
Property and equipment, net	100,658	99,666
Total assets	$1,232,249	$1,190,262
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$212,142	396,533
Deferred revenue	6,959	2,494
Line of credit	100,000	—
Current maturities of capital lease obligations	11,289	5,384
Total current liabilities	330,390	404,411
Long-term liabilities:
Capital lease obligations, net of current maturities	3,907	—
Note payable to stockholder	813,386	813,386
Total liabilities	1,147,683	1,217,797
Stockholders' equity (deficit):
Common stock - Class A, no par value; 10,000,000 shares authorized, 1,476,100 issued and outstanding at December 31, 2017 and September 30, 2018	—	—
Common stock - Class B, no par value; 10,000,000 shares authorized, 459,053 issued and outstanding at December 31, 2017 and September 30, 2018	1,612,000	1,612,000
Additional paid-in capital	68,746	68,746
Note receivable from officer	(1,612,000)	(1,612,000)
Accumulated earnings (deficit)	15,820	(96,281)
Total stockholders' equity (deficit)	84,566	(27,535)
Total liabilities and stockholders' equity (deficit):	$1,232,249	$1,190,262

See accompanying notes to condensed financial statements.

SITA LABORATORIES, INC.

Unaudited Condensed Statement of Earnings

	Unaudited Nine Months Ended September 30, 2017	Unaudited Nine Months Ended September 30, 2018
Net sales	$6,517,421	$6,836,499
Cost of sales	1,547,361	1,580,056
Gross profit	4,970,060	5,256,443
Selling, general and administrative expenses	2,822,853	3,036,857
Earnings from operations	2,147,207	2,219,586
Interest income, net	13,837	13,602
Net earnings	$2,161,044	$2,233,188

See accompanying notes to condensed financial statements.

SITA LABORATORIES, INC.

Unaudited Condensed Statement of Cash Flows

	Unaudited Nine Months Ended September 30, 2017	Unaudited Nine Months Ended September 30, 2018
Cash flows from operating activities
Net earnings	$2,161,044	$2,233,188
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	34,119	34,232
Change in operating assets and liabilities
Accounts receivable, net	69,415	134,424
Unbilled accounts receivable	(176,418)	(97,547)
Prepaid expenses and other	(4,123)	(46,619)
Accounts payable and accrued expenses	122,761	184,391
Deferred revenue	(6,404)	(4,465)
Net cash provided by operating activities	2,200,394	2,437,604
Cash flows from investing activities
Purchases of property and equipment	(10,891)	(33,238)
Net cash used in investing activities	(10,891)	(33,238)
Cash flows from financing activities
Line of credit advances	12,000	—
Line of credit repayments	(8,000)	(100,000)
Repayments of capital leases	(22,735)	(9,812)
Distributions to stockholders	(2,109,300)	(2,345,291)
Net cash used in financing activities	(2,128,035)	(2,455,103)
Net increase (decrease) in cash	61,468	(50,737)
Cash at beginning of period	136,325	197,391
Cash at end of period	$197,793	$146,654
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$235

See accompanying notes to condensed financial statements.

SITA LABORATORIES, INC.

Notes to Condensed Financial Statements

September 30, 2017 (Unaudited) and 2018 (Unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.	Organization, basis of presentation and nature of business

SITA Laboratories, Inc. (the “Company”) was founded in 2001 and provides telephone call tracking and monitoring technologies for call centers. The Company provides products and services for businesses of all sizes that depend on consumer phone calls to drive sales. The Company is an industry-leader in sales opportunity identification, qualification, and reporting. Services include call-tracking, call recording, call measurement, online training, web to ring (Webmatch®), PCI security, and other business analytics. All of the Company’s products improve marketing and sales effectiveness while providing brand protection. Customers realize improved return on advertising investment, increased profitability and enhanced customer service. The Company provides innovative solutions and services that improve organizational performance. The Company also owns and operates the brand Telecapture®, a leading provider of self-service call measurement services in North America.

The accompanying unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018 or for any other period. The balance sheet at December 31, 2017 has been derived from the audited financial statements at that date, but does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed financial statements and notes should be read in conjunction with the Company’s audited financial statements and accompanying notes included in the Current Report on Form 8-K/A for the year ended December 31, 2017, and filed with the SEC.

2.	Income taxes

Income taxes on earnings of the Company are payable personally by the stockholders pursuant to an election under Subchapter S of the Internal Revenue Code and similar state provisions. Accordingly, no additional provision has been made in the financial statements for federal and state income taxes.

The Company recognizes the tax benefits from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company records interest and penalties on tax assessments as interest expense and operating expense. The Company does not have unrecognized tax benefits or interest and penalties recorded within the financial statements as of September 30, 2017 and 2018.

3.	Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B – PROPERTY AND EQUIPMENT

Property and equipment, net consist of the following at December 31, 2017 and September 30, 2018:

	At December 31, 2017	At September 30, 2018
Computer Equipment	$334,201	$341,864
Software	16,942	42,518
Furniture & Fixtures	37,937	37,937
Leasehold Improvements	5,689	5,689
Other	15,832	15,832
	$410,601	$443,840
Less: Accumulated depreciation and amortization	(309,943)	(344,174)
Property and equipment, net	$100,658	$99,666

Depreciation and amortization expense totaled $34,119 and $34,232 and is included in selling, general and administrative expenses for the nine months ended September 30, 2017 and 2018, respectively.

NOTE C - LINE OF CREDIT

In August 2016, the Company entered into a $100,000 credit facility with an original maturity of September 1, 2017. In 2017, the Company amended the credit facility to extend the maturity date to September 1, 2018. The note under the credit facility is due on demand and bears interest at the prime rate plus margin. The note is collateralized by substantially all assets of the Company and is personally guaranteed by the Company’s majority stockholder. The Company did not have an outstanding balance on the line of credit as of September 30, 2018.

NOTE D - STOCKHOLDERS’ EQUITY

The authorized capital stock of the Company consists of:

•	10,000,000 shares, no par value, of Class A common stock of which 1,476,100 were issued and outstanding at December 31, 2017 and September 30, 2018.
•	10,000,000 shares, no par value, of Class B nonvoting common stock of which 459,053 were issued and outstanding at December 31, 2017 and September 30, 2018.

In case of a specific event (as defined), the Company has the right, but not the obligation to repurchase all of the Class B stock at a purchase price equal to the fair value as determined by the governing board.

Except with respect to voting rights, the Class A and Class B shares have identical rights. In the event of the Company’s liquidation or dissolution, the common stockholders are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. The common stockholders have no preemptive, subscription, redemption or conversion rights.

Effective January 1, 2017, two stockholders entered into a stock purchase agreement in which the majority stockholder sold 267,679 shares of Class B stock to another stockholder for total consideration of $2,800,000. Total outstanding shares of the Company did not change as a result of this transaction.

NOTE E - OPERATING LEASES

The Company leased its office facilities under operating lease agreements that have all expired as of December 31, 2017. These office facilities are now leased under a month-to-month arrangement with the lessor.

During 2017, the Company terminated one of the operating lease agreements and was assessed an early termination fee of $38,400 payable over 16 months.

The Company recognizes rent expense under such agreements on a straight-line basis over the lease term with any lease incentive amortized as a reduction of rent expense over the lease term. Rent expense incurred by the Company was approximately $141,694 and $91,294 for the nine months ended September 30, 2017 and 2018, respectively.

NOTE F - MAJOR CUSTOMERS

Accounts receivable from one customer represented 13% and 15% of accounts receivable and unbilled accounts receivable for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively. The net sales from this customer represented 18% and 19% of net sales for the nine months ended September 30, 2017 and 2018, respectively. Accounts receivable from one other customer represented 19% and less than 10% of accounts receivable and unbilled accounts receivable for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively.

NOTE G - RELATED PARTY TRANSACTIONS

Management fees

In 2009 the Company entered into management services agreements with the two Class A stockholders. The Company incurred management fees expenses of approximately $22,000 and $270,000 during the nine months ended September 30, 2017 and 2018, respectively, and is included in selling, general and administrative expenses in the statements of earnings.

Note receivable from officer

In January 2013 an officer signed a promissory note totaling $1,612,000 in connection with the issuance of 100,000 shares of Class B common stock. The note bears interest at a fixed rate of 1.75% and matures in January 2022. The interest is payable monthly and the note is payable in full at the maturity date. The officer can prepay any amount before the maturity date without penalty. The note is secured by the 100,000 shares of Class B common stock and is recorded within equity. Interest income recognized on the note receivable was $21,157 for the nine months ended September 30, 2017 and 2018.

Notes payable

The Company had notes payable to stockholders of $813,386 at September 30, 2018. The note accrues interest at a rate of 1.2% per annum and requires interest-only payments beginning August 2017 until the maturity date of August 2025, at which time the balance is due in full. The Company had interest expense of $7,321 for both the nine-months ended September 30, 2018 and 2017.

NOTE H - COMMITMENTS

On August 30, 2016, the majority stockholder entered into a loan agreement with a bank for $6,700,000 in which the Company is guarantor. The loan was utilized to purchase the outstanding shares from the estate of the other stockholder. The loan, as amended, has a maturity date of December 1, 2025 with monthly principal and interest payments of $76,515. The outstanding balance of the loan was $5,750,257 and $5,320,982 at December 31, 2017 and September 30, 2018, respectively.

The Company is liable for the full unpaid balance at any time in which the loan enters default. An event of default includes the failure to make scheduled payments or the failure to meet covenants. The loan includes covenants requiring the Company to maintain their primary deposit and operating accounts with the bank, maintain a net worth greater than or equal to $0, measured at December 31 annually and to maintain financial statements presented on a GAAP basis of accounting with audited yearly financial statements due as soon as practicable but in any event by June 30. The majority stockholder is required to maintain a debt service coverage ratio of 1.3 to 1.0 which is dependent on the Company’s earnings before interest, depreciation and amortization and is measured annually. The secured collateral pledged by the Company includes all business assets, along with all telephone numbers now owned or hereinafter acquired by the Company.

NOTE I – SUBSEQUENT EVENT

On November 20, 2018, Marchex, Inc. acquired 100% of the Company’s stock. The consideration to the Company’s stockholders consisted of:

-	Approximately $25 million in cash; and

-

$10 million in value of shares of Machex’s Class B common stock (“Common Stock”), calculated based on a 10 day trailing average of Marchex’s Common Stock daily closing price on Nasdaq prior to the closing with 25% of such shares of Common Stock to be issued on the first, second, third and fourth annual anniversary of the closing, respectively.